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                                                                    EXHIBIT 10.5

                                                           (English Translation)

                    POLYCRYSTALLINE SILICON SUPPLY AGREEMENT

Party A:       Canadian Solar Inc.
Address:       Mississauga, Ontario, Canada

Party B:       Luoyang Zhong Gui High-Tech Co., Ltd.
Address:       Yanshi City, Luoyang, Henan Province, China

Whereas:

1. Party A intends to invest in and form a silicon solar cell or panel component company in Luoyang;

2. Party B agrees to supply polycrystalline silicon products to Party A after the polycrystalline production commences and achieves a certain production capacity; after friendly discussion, Party A and Party B hereby reach the following agreement on Party B's supply of polycrystalline silicon to Party A:

Article 1      Product Supply

Party B agrees to supply polycrystalline silicon products ("Products") to Party A according to this Agreement in such quantity as determined in accordance with the relevant provisions of this Agreement.

Party A will carry out the actual procurement through a wholly-owned subsidiary in China designated by Party A.

Article 2      Quantity of Supply

         Year   Quantity
         ----   --------
1        2006   No less than 50 tons (to be supplied in equal monthly quantity in principle)

2        2007   No less than 50 tons

3        2008   If Phase II Expansion proceeds as scheduled, no less than 300 tons; if it does not proceed as scheduled, no less than 50 tons.

4        2009   If Phase II Expansion proceeds as scheduled, no less than 400 tons; if it does not proceed as scheduled, no less than 50 tons.

5        2010   If Phase II Expansion proceeds as scheduled, no less than 500 tons; if it does not proceed as scheduled, no less than 100 tons.

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Article 3      Supply Undertaking

Party B undertakes to begin delivery to Party A no later than February 2006.

1. On the basis of same quality and same price, Party B will supply the Products to Party A in priority except it will first satisfy the needs of such other entities as Luoyang Monocrystalline Silicon Limited Liability Company for the agreed quantities.

2. Party B agrees that the unqualified bits of material resulting in the course of the crushing of polycrystalline silicon will be purchased by Party A.

3. Party B may unconditionally terminate this Agreement if Party A fails to form a silicon solar cell or panel component company in Luoyang in 2006.

Article 4      Quality Standard and Specifications

Party B shall make deliveries to Party A according to the following quality standard and specifications:

1.  Quality Standard

    Acceptor (B): [Angle]1ppb equivalent to P type resistivity: 260 (Omega). cm.
    Donor (P):    [Angle]1ppb equivalent to N type resistivity: 43 (Omega). cm.
    Carbon (C):   [Angle]1ppma

2. Range of size and packaging specifications: compliant with National Standard GB/T12963-1996 The standard Products supplied by Party B to Party A shall be washing free.

The above quality standard is only the reference standard for the Products to be supplied by Party B to Party A and does not form a compulsory production standard for the quality of Party B's products. Party A will accept the non-washing free products of Party B in other specifications.

Article 5      Principle for Determination of Supply Price and Payment

1. The price of the Products to be supplied by Party B to Party A: subject to the same quality standard, the price of the Products shall be determined by Party A and Party B on the basis of the market price in accordance with
    Article 6 hereof.

2. When the market price changes, the supply price shall be adjusted by the Parties on the basis of the changed market price in the first month of the quarter in which the change occurs; if the change of the market price does not occur in the first month of the quarter, the adjustment shall be made by the Parties on the basis of the changed market price in the first month of the next

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      quarter. The price of the Products shall remain unchanged for one quarter after such price adjustment.

3. Party A agrees to make an advance payment of RMB30 million Yuan for the product price to Party B in three installments after this Agreement duly comes into effect:

      (1) RMB10 million Yuan within 7 days after this Agreement duly comes into effect;

      (2) Party A will pay RMB10 million Yuan to Party B within 7 days after the first furnace in Party B's production line has successfully completed the first heat; Party B shall notify Party A one week in advance according to its funding need;

      (3) Party A will pay RMB10 million Yuan to Party B within one month after all six furnaces of Party B have successfully completed the first heat.

4. Party A shall pay 30% of the product price in advance within one week of receipt of the delivery notice from Party B, and the remaining 70% of the product price shall be deducted from the advance payment of Party A.

5. Party A agrees to make an advance payment of RMB30 million Yuan each year into Party B's account as requested by Party B at any time in 2007 and 2008; subject to this condition, the payment of the product price by Party A to Party B will be discussed separately.

Article 6      Procedure of Supply

1. Party A and Party B shall agree in writing on the material terms of the supply, such as the price of the Products, quantity, quality, specifications and delivery schedule, under separate covers prior to each delivery period.

2. Party A shall issue an order to Party B 30 days prior to a delivery specifying the delivery quantity, quality, specification, delivery schedule and current price of the Products.

3. Upon receipt of Party A's order, Party B shall confirm the order in writing within 5 days. The order finally confirmed by both Parties in writing shall be the final basis of the supply of the Products for the delivery period concerned. If any Party proposes to change the delivery quantity or delivery time after such confirmation, that Party shall notify the other Party 10 days in advance and obtain the written consent of the other Party, otherwise it shall be liable for breach of contract.

4. Mode of delivery: Delivery shall be taken by Party A itself according to the delivery date and quantity finally confirmed by the Parties and, when Party A takes delivery, the Parties shall confirm the quantity of the Product and complete the delivery formalities in writing onsite.

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Article 7      Acceptance and Objection

Party A shall carry out acceptance on the very day of receipt of the Product and shall raise any objection it may have with regard to the quality of the Product within 30 days of delivery of the Product. If it fails to do so within this period, it shall be deemed to have no objection.

Article 8      Liability for Breach of Contract

If any Party violates any provision of this Agreement, it shall be liable for breach of contract accordingly. If the quality of any Product supplied by Party B does not conform to that agreed to by the Parties, Party A has the right to return the Products to Party B within 30 days and Party B shall promptly replace the Products upon receipt from Party A.

The Parties agree that in the following circumstances Party A has the right to demand the return of the advance payment:

      (1) The Parties fail to reach an agreement on the specific price of the goods for a long period;

      (2) Party B suspends production for a long period (over three months), becomes bankrupt or encounters other material changes;

      (3) Party B fails to perform its obligations as required by this Agreement.

Article 9      Governing Law and Jurisdiction Over Disputes

1. The conclusion, validity, interpretation and performance of and the resolution of disputes relating to this Agreement shall be governed by the laws of the mainland area of the People's Republic of China.

2. All disputes arising from or in connection with the performance of this Agreement shall be resolved by the Parties through amicable consultation; if such consultation fails to resolve a dispute, either Party may apply to the Luoyang Arbitration Commission for arbitration by an arbitration tribunal formed by the arbitration commission in accordance with the arbitration rules of that arbitration commission in effect at the time of the application. The arbitration award shall be final and binding on both Parties.

Article 10     Effectiveness of Agreement

This Agreement shall come into effect after it is signed by the legal representatives or authorized representatives of the Parties.

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Article 11     Miscellaneous

This Agreement shall be written in quadruplicate with Party A and Party B each holding two copies (including one original and one duplicate), and all four copies of the Agreement shall have equal legal effect.

(No text of the main body hereafter)

Party A:       Canadian Solar, Inc.

               Legal representative or authorized representative: [signature]

               September 12, 2005

Party B:       Luoyang Zhong Gui  High-Tech Limited Liability Company

               Legal representative or authorized representative: [signature]

               September 11, 2005

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